EXHIBIT 5

OPINION AND CONSENT OF WILSON SONSINI GOODRICH & ROSATI

March 11, 2004

Versata, Inc.

300 Lakeside Drive

Suite 1500

Oakland, CA 94612

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about March 11, 2004 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 242,082 shares of Common Stock (the “Shares”) reserved for issuance under the 2000 Stock Incentive Plan (the “Plan”). As your legal counsel, we have examined the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares under the Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation